UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 1, 2009 (November 30, 2009)

Protalix BioTherapeutics, Inc.
(Exact name of registrant as specified in its charter)

Florida	000-33357	65-0643773
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

Snunit Street	20100
Science Park	(Zip Code)
POB 455 Carmiel, Israel
(Address of principal executive offices)
Registrant’s telephone number, including area code: +972-4-988-9488
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
On December 1, 2009, Protalix BioTherapeutics, Inc. (the “Company”) and Pfizer Inc. (“Pfizer”) announced that the Company’s wholly owned subsidiary, Protalix Ltd. (“Protalix”), had entered into an Exclusive License and Supply Agreement, dated November 30, 2009, with Pfizer (the “License Agreement”), to develop and commercialize taliglucerase alfa, a plant-cell expressed form of glucocerebrosidase (GCD) in development for the potential treatment of Type 1 Gaucher’s disease. Under the terms of the License Agreement, Pfizer will receive exclusive worldwide licensing rights for the commercialization of taliglucerase alfa, while Protalix will retain the exclusive commercialization rights in Israel. Pfizer will make an upfront payment of $60 million to Protalix. Protalix is eligible to receive additional regulatory milestone payments of up to $55 million. In addition, Pfizer and Protalix will share future revenues and expenses for the development and commercialization of taliglucerase alfa on a 60 percent/40 percent basis, respectively.
The License Agreement includes mutual non-competition covenants for a specified period and subject to specified exceptions, as well as customary termination provisions.
The Company has agreed to unconditionally guarantee the obligations and liabilities of Protalix under the License Agreement.
Item 8.01. Other Events
On December 1, 2009, the Company and Pfizer Inc. issued a press release announcing the entry into the License Agreement. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits
(d)	Exhibits

99.1	Press Release dated December 1, 2009

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Protalix BioTherapeutics, Inc.
Date: December 1, 2009	By:	/s/ David Aviezer
David Aviezer, Ph.D.
President and Chief Executive Officer

Exhibit Index

Number	Description
99.1	Press Release dated December 1, 2009